Exhibit 10.53

Silicon Valley Bank

Amendment to Loan Documents

(Exim Program)

Borrower:             InVision Technologies, Inc.

Date:                      March 4, 2002

THIS AMENDMENT TO LOAN DOCUMENTS (EXIM PROGRAM) is entered into between Silicon Valley Bank (“Silicon”) and the borrower named above (“Borrower”).

The Parties agree to amend the Loan and Security Agreement (Exim Program) between them, dated November 8, 2000 (as otherwise amended, if at all, the “Loan Agreement”), as follows, effective as of the date hereof.  (Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Loan Agreement.)

1.             Modified Definition of Eligible Receivables.  Subclause (i) of the Minimum Eligibility Requirements set forth in the definition of Eligible Receivables in Section 8 of the Loan Agreement is hereby amended to read as follows:

(i) the Receivable must not be outstanding for more than 180 days from its invoice date,

2.             Modified Definition of Eligible Receivables.  The sentence in the definition of Eligible Receivables in Section 8 of the Loan Agreement that currently reads as follows:

In addition, if more than 50% of the Receivables owing from an Account Debtor are outstanding more than 90 days from their invoice date (without regard to unapplied credits) or are otherwise not eligible Receivables, then all Receivables owing from that Account Debtor will be deemed ineligible for borrowing.

is hereby amended to read as follows:

In addition, if more than 50% of the Receivables owing from an Account Debtor are outstanding more than 180 days from their invoice date (without regard to unapplied credits) or are otherwise not eligible Receivables, then all Receivables owing from that Account Debtor will be deemed ineligible for borrowing.

3.             Modified Concentration Limit.  The sentence in the definition of “Eligible Receivables” in Section 8 of the Loan Agreement that currently reads as follows:

Receivables owing from one Account Debtor will not be deemed Eligible Receivables to the extent they exceed 10% of the total Receivables outstanding; provided, however, such percentage shall be 25% with respect to Receivables for which STBA France is the Account Debtor.

is hereby amended to read as follows:

Receivables owing from one Account Debtor will not be deemed Eligible Receivables to the extent they exceed 25% of the total Receivables outstanding; provided, however, such percentage shall be 60% with respect to Receivables for which STBA France or Aeroports de Paris (ADP) is the Account Debtor.

4.             Modified Credit Limit.  Section 1 of the Schedule to Loan and Security Agreement (Exim Program) is hereby amended to read as follows:

“1.      Credit Limit

(Section 1.1):                             The unpaid principal balance of all Exim Loans and all accrued interest thereon from time to time outstanding may not exceed the lesser of:

(i)            $10,000,000 at any one time outstanding (the “Maximum Exim Credit Limit”); or

(ii)           the sum of (a), (b) and (c) below:

(a) 90% of the amount of Borrower’s eligible export Receivables, which Silicon in its discretion deems eligible for borrowing and for which a FX Forward Contract (as defined below) has been entered into with respect to the currency in which such Receivable is denominated, plus

(b) 70% of the amount of Borrower’s eligible export Receivables, which Silicon in its discretion deems eligible for borrowing but for which an applicable FX Forward Contract (as defined below) has not been entered into, plus

(c) the lesser of (A), (B) or (C) below:

(A)          70% of the value of Borrower’s exportable Eligible Inventory, valued at the lower of cost or market value, or

(B)           60% of the total outstanding Exim Loans under this Agreement, or

(C)           $4,000,000.

                                                                        Without limiting the fact that the determination of which accounts and inventory are eligible for borrowing is a matter of Silicon’s discretion, the following will not be deemed eligible for borrowing:  accounts and inventory which are not “Eligible Export-Related Accounts Receivable” or “Eligible Export-Related Inventory” (respectively) as defined in the Borrower Agreement of substantially even date herewith executed by Silicon and the Borrower in favor of the Export Import Bank of the United States, including the annexes attached thereto (collectively referred to as the “Exim Borrower Agreement”).  Without limiting the foregoing, with respect to each Loan requested by Borrower with respect to Eligible Export-Related Inventory, Borrower shall provide Silicon with copies of valid purchase orders for such Inventory and such other documentation as Silicon shall request in its good faith business judgment.

Agreement Subject

to Exim Borrower

Guarantee; Costs:                   This Agreement is subject to all of the terms and conditions of the Exim Borrower Agreement (including without limitation any attachments and annexes thereto) which are hereby incorporated herein by this reference.  Borrower expressly agrees to perform all of the obligations and comply with all of the affirmative and negative covenants and all other terms and conditions set forth in the Exim Borrower Agreement as though the same were expressly set forth herein, and all of the same are hereby incorporated herein by this reference.  In the event of any conflict between the terms of the Exim Borrower Agreement and the other terms of this Agreement, whichever terms are more restrictive shall apply.  Borrower shall reimburse Silicon for all fees and all out of pocket costs and expenses incurred by Silicon with respect to the Exim Borrower Agreement, including without limitation all facility fees and usage fees, and Silicon is authorized to debit Borrower’s account with Silicon for such fees, costs and expenses when paid by Silicon.

Letter of Credit Sublimit

(Section 1.5):                             $10,000,000.

Foreign Exchange

Contract Sublimit:                  $10,000,000.

                                                    Borrower may enter into foreign exchange forward contracts with Silicon, on its standard forms, under which Borrower commits to purchase from or sell to Silicon a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contracts”); provided that: (1) at the time the FX Forward Contract is entered into Borrower has Loans available to it under this Agreement in an amount at least equal to 10% of the amount of the FX Forward Contract; (2) the total FX Forward Contracts at any one time outstanding may not exceed 10 times the amount of the Foreign Exchange Contract Sublimit set forth above; and (3) each FX Forward Contract shall have an expiry date no later than thirty days prior to the Maturity Date, provided that an FX Forward Contract may have an expiry date later than thirty days prior to the Maturity Date if and only if Borrower’s Obligations with respect to such FX Forward Contract are secured by cash in an interest bearing account, in an amount equal to 10% of such FX Forward Contract, on terms acceptable to Silicon in its sole discretion. Silicon shall have the right to withhold, from the Loans otherwise available to Borrower under this Agreement, a reserve (which shall be in addition to all other reserves) in an amount equal to 10% of the total FX Forward Contracts from time to time outstanding. Silicon may, in its discretion, terminate the FX Forward Contracts at any time that an Event of Default occurs and is continuing. Borrower shall execute all standard form applications and agreements of Silicon in connection with the FX Forward Contracts, and without limiting any of the terms of such applications and agreements, Borrower shall pay all standard fees and charges of

                                                    Silicon in connection with the FX Forward Contracts.

Notwithstanding the foregoing, Borrower agrees that at no time shall the amount of outstanding Obligations under this Agreement and the Non-Exim Agreement exceed $20,000,000 in the aggregate.

Additionally, Borrower covenants and agrees that if at any time the value of the Collateral, as determined by Silicon in its discretion, is less than the aggregate amount of the outstanding Letters of Credit, FX Forward Contracts and Standby Letter of Credit Bid Bonds (the difference between the value of the Collateral and the aggregate outstanding Letters of Credit, FX Forward Contracts and Standby Letter of Credit Bid Bonds is hereinafter referred to as the “Collateral Shortfall”), Borrower shall provide Silicon cash collateral in an amount equal to the Collateral Shortfall to secure all of the Obligations relating to said Letters of Credit, FX Forward Contracts and Standby Letter of Credit Bid Bonds, pursuant to Silicon’s then standard form cash pledge agreement.”

5.             Modified Interest Rate.  Section 2 of the Schedule to Loan and Security Agreement (Exim Program) is hereby amended to read as follows:

                “2.          INTEREST.

Interest Rate (Section 1.2):

A rate equal to the “Prime Rate” in effect from time to time, plus 1.50% per annum; provided, however, if Borrower maintains with Silicon and/or invests through Silicon at least 80% of Borrower’s cash and cash equivalents, then a rate equal to the “Prime Rate” in effect from time to time, plus 1.0% per annum; provided, further, that if Borrower completes a public offering of its equity securities after the date of this Amendment and maintains with Silicon and/or invests through Silicon at least 50% of Borrower’s cash and cash equivalents, then a rate equal to the “Prime Rate” in effect from time to time, plus 1.0% per annum.  Such reduction(s) and increase(s) of the interest rate may be made throughout the term of this Agreement.

The foregoing rate increase or decrease (as the case may be) will go into effect following Silicon’s review and approval of Borrower’s financial statements and will be effective as of the date of Borrower’s monthly financial statements showing that the interest rate should be increased or decreased, as the case may be, provided that such monthly financial statements are provided to Silicon in accordance with the terms hereof. Notwithstanding the foregoing, in no event shall an interest rate reduction go into effect if, at the date it is to go into effect, an Event of Default has occurred and is continuing.

Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  “Prime Rate” means the rate announced from time to time by Silicon as its “prime rate;” it is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon.  The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

            Minimum Monthly

            Interest (Section 1.2):              Not Applicable.”

6.             Modified Maturity Date.  Section 4 of the Schedule to Loan and Security Agreement (Exim Program) is hereby amended to read as follows:

“4.       MATURITY DATE

(Section 6.1):                             February 28, 2003.”

7.             Modified Tangible Net Worth.  The Tangible Net Worth Financial Covenant set forth in Section 5 of the Schedule to Loan and Security Agreement is hereby amended from “$32,000,000” to “$45,000,000.”

8.             Modified Covenant Regarding Transactions with Subsidiaries.  The dollar limitation set forth in Subclause (6) of Section 9 of the Schedule to Loan and Security Agreement is hereby amended from “$500,000” to “$1,000,000.”

9.             Fee.  In consideration for Silicon entering into this Amendment, Borrower shall concurrently pay Silicon a fee in the amount of $100,000, which shall be non-refundable and in addition to all interest and other fees payable to Silicon under the Loan Documents.  Silicon is authorized to charge said fee to Borrower’s loan account.

10.          Representations True.  Borrower represents and warrants to Silicon that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct.

11.          General Provisions.  This Amendment, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Silicon and Borrower, and the other written documents and agreements between Silicon and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof.  Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Silicon and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.

Borrower:		Silicon:

INVISION TECHNOLOGIES, INC.		SILICON VALLEY BANK

By	/s/ Ross Mulholland, CFO	By	/s/ Milad Hanna
	President or Vice President	Title	Sr. Vice President

By
Secretary or Ass’t Secretary